As filed with the Securities and Exchange Commission on July 19, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3200514 (I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York (Address of Principal Executive Offices)	11747 (Zip Code)

VERINT SYSTEMS INC. 2010 LONG-TERM STOCK INCENTIVE PLAN
(Full title of the plan)

Peter Fante, Esq.
Chief Legal Officer
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
(Name and address of agent for service)

(631) 962-9600
(Telephone number, including area code, of agent for service)

With copies to:

Randi C. Lesnick, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,695,492	$28.58	$134,173,683.90	$15,376.31

(1)          Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)          Represents 4,695,492 additional shares of Common Stock reserved for issuance pursuant to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan, as amended.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of our Common Stock as reported by the NASDAQ Global Market on July 17, 2012.

EXPLANATORY NOTE PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers 4,695,492 additional shares of common stock, $0.001 par value per share, of Verint Systems Inc. (the “Company”) reserved for issuance pursuant to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan, as amended.  Unless noted herein, the contents of the Company’s Form S-8 Registration Statement filed with the Commission on October 5, 2010 (Commission File No. 333-169768) is incorporated by reference into this Registration Statement pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

•                  the Company’s Annual Report on Form 10-K for the year ended January 31, 2012, filed with the Commission on April 2, 2012;

•                  the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2012, filed with the Commission on June 6, 2012;

•                  the Company’s Current Reports on Form 8-K, filed with the Commission on March 19, 2012, March 23, 2012, June 19, 2012 and July 12, 2012; and

•                  the description of the Company’s common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 2, 2010.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to Verint or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Verint or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity.  We entered into an indemnification agreement with each of our directors and officers under which we agreed to provide indemnification and expense reimbursement as outlined above.

Each of our directors who is also a director and/or officer of Comverse has an indemnification agreement with Comverse.  Under this agreement, Comverse has agreed to indemnify such person against losses and expenses, to the extent permitted by law, incurred by such person in connection with his service as director and/or officer of Comverse or any of its subsidiaries.

Item 8. Exhibits.

Number	Description	Filed Herewith / Incorporated by Reference from

3.3	Amended and Restated By-laws of Verint Systems Inc.	Form 8-K filed on January 7, 2011

4.4	Amendment No. 1 to Verint Systems Inc. 2010 Long-Term Stock Incentive Plan	Form 8-K filed on June 19, 2011

5.1	Opinion of Jones Day	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 19th day of July, 2012.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Dan Bodner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dan Bodner	July 19, 2012
Dan Bodner, Chief Executive Officer and President; Director of Verint Systems Inc.
(Principal Executive Officer)

/s/ Douglas Robinson	July 19, 2012
Douglas Robinson, Chief Financial Officer of Verint Systems Inc.
(Principal Financial Officer and Principal Accounting Officer)

/s/ Susan Bowick	July 19, 2012
Susan Bowick, Director of Verint Systems Inc.

/s/ Victor DeMarines	July 19, 2012
Victor DeMarines, Director of Verint Systems Inc.

/s/ Larry Myers	July 19, 2012
Larry Myers, Director of Verint Systems Inc.

/s/ Augustus K. Oliver	July 19, 2012
Augustus K. Oliver, Chairman of the Board of Directors of Verint Systems Inc.

/s/ Howard Safir	July 19, 2012
Howard Safir, Director of Verint Systems Inc.

/s/ Earl C. Shanks	July 19, 2012
Earl C. Shanks, Director of Verint Systems Inc.

/s/ Shefali Shah	July 19, 2012
Shefali Shah, Director of Verint Systems Inc.

/s/ Mark C. Terrell	July 19, 2012
Mark C. Terrell, Director of Verint Systems Inc.

EXHIBIT INDEX

Number	Description	Filed Herewith / Incorporated by Reference from

3.3	Amended and Restated By-laws of Verint Systems Inc.	Form 8-K filed on January 7, 2011

4.4	Amendment No. 1 to Verint Systems Inc. 2010 Long-Term Stock Incentive Plan	Form 8-K filed on June 19, 2011

5.1	Opinion of Jones Day	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith